Board of Directors and Shareholders
Stewart & Stevenson Services, Inc.


As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-21515 on Form S-8 dated May 18, 1988, Registration Statement No. 33-22463 on Form S-8 dated July 5, 1988, Registration Statement No. 33-52881 on Form S-8 dated March 30, 1994 and Registration Statement No. 33-52903 on Form S-8 dated March 30, 1994 of our reports dated April 21, 1994 included in the Form 10-K of Stewart & Stevenson Services, Inc. for the fiscal year ended January 31, 1994.

/s/ Arthur Andersen & Co.

ARTHUR ANDERSEN & CO.
Houston, Texas
April 21, 1994